Micro/Nano Fluidics Fundamentals Focus Center (“UCI/MF3”)

CONSORTIUM AGREEMENT

This agreement is made effective on the 1st day of June 2010 (“Effective Date”) among the Academic Partners and Sponsors of the Micro/Nano Fluidics Fundamentals Focus MF3 Center (“Consortium”), and supersedes and replaces the Consortium Agreement entered into on the 30th day of September 2006.

The University of California at Irvine (UCI) is the lead Academic Partner of the Micro/Nano Fluidics Fundamentals Focus MF3 Center (“Consortium”) together with the following academic members of the Consortium: University of California - Berkeley, University of Florida, Harvard University, Johns Hopkins University, University of Minnesota, Purdue University, Stanford University, Texas Engineering Experiment Station (TEES), University of Maryland, University of Cincinnati, and University of Wisconsin - Madison.  The Consortium is funded by the membership dues of its industrial and other non-Academic members, as well as matching funds from the Defense Advanced Research Projects Agency (“DARPA”) and is part of a group of MEMS/NEMS Science & Technology Fundamentals Centers (“MEMS/NEMS S&T”).  The Consortium may also receive support from other governmental sources in addition to the Center membership dues from Sponsors and the DARPA matching funds to sustain its operations and advance the research activities.  In addition, Sponsors may provide additional support to the Consortium in order to secure certain benefits available only through the work of the Consortium. For these mutual benefits and considerations each to the other, the parties to this agreement consent to the following terms and conditions.

Article 1 - Definitions

As used in this agreement, the following terms shall have the following meanings:

1.1	“Academic Partner” is a non-profit educational and research organization that contributes resources to the mission and work of the Consortium, and which has signed the Consortium Agreement.

1.2
“Consortium” is the Micro/Nano Fluidics Fundamentals Focus MF3 Center, a multidisciplinary and multi-institutional group of investigators, including Sponsors, whose objective is to act as a catalyst and jointly collaborate to conduct scientific investigation, development and implementation in the following field of research: “Microfluidic systems for applications in technology, medicine, biology, defense, and education.”

1.3
“Consortium Inventions” means any inventions, as defined in U.S. Patent law, solely conceived and reduced to practice in the performance of Consortium-funded Core Projects by one or more persons who are employed by one or more Academic Partners.

1.4
"Core Projects" is research funded wholly or in part by DARPA and/or by unrestricted cash payments in the form of Membership Dues from Sponsors for research and/or development projects carried out by the Consortium.  Core Projects include “Seed Development Projects” which are individual or team investigator projects whose “Scope of Research” is submitted for approval by the Executive Committee.  Core Projects may also include funding from other sources at the election of the Executive Committee.  Such additional funding sources can be used only if the Core Project in which the additional funding will be utilized is not subject to any ownership interest (or option right to acquire an ownership interest) by any entity other than the United States (“U.S.”) Federal Government under 35 U.S.C. §§200-212 (Bayh-Dole).

1.5	“Core Project Investigator” is an investigator at an Academic Partner who has been awarded research funding from Consortium for a Core Project(s).

1.6
The "Executive Committee" sets the Consortium objectives and policy, reviews Scopes of Study, and allocates Consortium funds for Core Projects. The Executive Committee (“EC”) is composed of the director and associate directors. The Executive Committee has a broad range of responsibilities, including: promoting collaborations and new research projects within the Consortium, providing oversight for existing research projects, reviewing/recruiting applications of potential new members, and evaluating proposed research projects in Scopes of Study. The Industrial Advisory Board is advisory to the Executive Committee providing input and guidance.

1.7
The “Field” is defined as science and technology of micro/nanofluidics. The specific goal is to facilitate and accelerate state-of-the-art collaborative research in fundamental areas of micro/nano fluidics that are crucial for commercial success and have potential for biomedical and defense applications.

1.8
"The Industrial Advisory Board" will consist of representatives of the Corporate Members. The Industrial Advisory Board (“IAB”) will provide advice to the Executive Committee on (a) the research and educational activities of the Consortium, (b) the apportionment of resources to these activities, and (c) Consortium operating procedures.

1.9	“In-Kind Contributions” are contributions of technology that is of use to the Consortium, such as capital equipment, software licenses, and/or foundry/fabrication services by Technology Members.

1.10	“Member” is either a Sponsor or an Academic Partner.

1.11	“Membership Dues” are contributions of cash by a Corporate Member or a Small Company Member.

1.12
“MEMS/NEMS S&T” means the group of MEMS/NEMS Science & Technology Fundamentals Centers, a network of interdisciplinary, interinstitutional research teams or teams established by various university centers with the support of industrial memberships and DARPA matching funds, part of a network of centers that DARPA is establishing under the RA 09-42, where DARPA is interested in identifying challenging fundamental MEMS/NEMS Science and Technology (S&T) problem areas where new agency funding might be able to make a real difference in further advancing micro/nano technology and facilitating its great potential to enhance future U.S. defense capabilities.

1.13	“Microfluidics Research” is research within the Field funded solely or in part by Sponsors and DARPA in connection with the Consortium.

1.14
“Participation Period” means the period of time during which any Academic Partner or Sponsor is part of the Consortium. For purposes of exercising the option to license Consortium Inventions under Section 7, Participation Period shall be deemed to start after a Partner has signed this Agreement and end 90 days after a Partner has withdrawn from the Consortium or has been terminated from the Consortium.

1.15
“Scopes of Research”  are proposals submitted to the Executive Committee that describe the research to be performed by Academic Partner(s), including the identities and/or descriptions of the personnel working on the Scope of Research, the identity of any Research Sponsor that will be involved in the Scope of Research, and the financial support requested from the Consortium for the performance of the research.

1.16
“Sponsor” is an organization that contributes resources to the mission and work of the Consortium, and which has signed the Consortium Agreement.  Depending on the type of contribution, Sponsor may be a “Corporate Member”,  “Small Company Member”, “Technology Member”, “Government Laboratory”, or a “Non-Profit Organization”.

1.17	“Sponsored Research” is a research project carried out by Academic Partner(s) and is funded solely by a Sponsor or group of Sponsors as part of the Consortium research.

Article 2 - Operation of Consortium

2.1.	The Executive Committee shall approve all Consortium activities.

2.2
Applications for funding from the Consortium for Core Projects will be made through Scopes of Research submitted to the Executive Committee. The Executive Committee, DARPA and Industrial Advisory Board will review the Scopes of Research for Core Projects.  The IAB and DARPA will make recommendations on the Scopes of Research they have reviewed to the EC, and all final decisions regarding the allocation of research funds for Scopes of Research will be made by the EC.

2.3	Any Academic Partner(s) seeking research funding from Consortium for Core Projects shall prepare and submit a “Scope of Research” to the EC.

2.3.1	Contents. Each Scope of Research will be in writing and contain the following in such detail as the EC, upon the recommendation of the IAB, may specify:
(i)	A general statement as to the anticipated contribution of the subject research to the Consortium.
(ii)	Tasks to be performed by the Partner(s) during each 12 month period following submission.
(iii)
A time line against which the progress and/or completion of the tasks referred to in clause (ii) above may be measured, as well as a list of task “deliverables”, if any, and expected dates of progress and/or completion.

(iv)	A budget for the costs of the tasks referred to in clause (ii) above for the 12 month period.
(v)
The source of funding requested for the Scope of Research. Core Projects can be funded by unrestricted cash payments in the form of Membership Dues from Corporate Members and/or Small Company Members, and by DARPA from MEMS/NEMS S&T or other funds or other governmental agencies. Sponsored Research will be funded solely or in part by Sponsor(s).

(vi)	Such other information as may be requested by the EC or IAB.

2.3.2
Budget Modifications. In the event that a Partner(s) determines that it is necessary to make a material change in its then approved Scope of Research, it will promptly notify in writing the EC.  Any such notice will detail the changes/amendments and explain the reasons therefor. Following review, the EC will approve, reject, or modify the Scope of Research.

Article 3 – Membership Dues and Benefits

3.1
Corporate Members as a condition of membership in the Consortium will contribute Membership Dues in the sum of $50,000 in cash annually .  Membership Dues shall be in the form of an unrestricted cash payment, and Corporate Members will make the payment in a single annual payment or in agreed-upon installments. The Executive Committee may change the level of support from time to time with at least ninety (90) days notice to Corporate Members.

Checks should be made payable to UC Regents indicating the purpose of the payment (“Remittance to MF3 Center”), and remitted to:

MF3 CONSORTIUM
Integrated Nanosystems Research Facility
The Henry Samueli School of Engineering
University of California
2220 Engineering Gateway
Irvine, CA 92697-2660

Corporate Members will receive the following benefits in consideration for their support.  These benefits will extend to subsidiaries of Corporate Members who are at least 50% owned by the Corporate Member.

3.1.1	Information:
(i)
Attendance at semi-annual research review meetings/retreats to review recent, not yet published, research results.  Attendance at these meetings is limited to four (4) employees of each Corporate Member.

(ii)	Attendance at DARPA-organized semi-annual meetings of all the MEMS/NEMS S&T Centers. Number of employees per Corporate Member that can attend these meetings shall be determined by DARPA.
(iii)	Each Corporate Member will have electronic access to copies of all Consortium publications, including theses and papers appearing in peer reviewed literature, as they are submitted.
(iv)	First-hand interaction with access to the Consortium student / researcher pool, a potential source of technical collaborators as well as interns and future employees.

3.1.2	Research and Intellectual Property:
(i)
Corporate Members will have the opportunity to participate in the discussion and provide advice about proposed research topics of the Consortium through representation on the Industrial Advisory Board (IAB).  Representation on the IAB is limited to one employee of each Corporate Member.

(ii)
For all Corporate Members, the right to use, by Corporate Member for its internal research and evaluation, all reports, data, and information made available by the Consortium, so long as  Confidential Information is protected according to Article 5.

(iii)	For all Corporate Members, early access to intellectual property developed by the Consortium as a result of the Core Projects and MEMS/NEMS S&T Research on terms as provided in Section 7.
(iv)	For Corporate Member, the opportunity to support Sponsored Research projects with the Academic Partner(s) after mutual agreement as discussed in Section 8.

3.2
Small Company Members (defined as companies with no more than fifty (50) employees) as a condition of membership in the Consortium will contribute Membership Dues in the sum of $10,000 in cash annually.  Membership Dues shall be in the form of an unrestricted cash payment, and Small Company Members will make the payment in a single annual payment or in agreed-upon installments. The Executive Committee may change the level of support from time to time with at least ninety (90) days notice to Small Company Members.

Checks should be made payable to UC Regents indicating the purpose of the payment (“Remittance to MF3 Center”), and remitted to:

MF3 CONSORTIUM
Integrated Nanosystems Research Facility
The Henry Samueli School of Engineering
University of California
2220 Engineering Gateway
Irvine, CA 92697-2660

Small Company Members must also pledge to support at least $40,000 in Sponsored Research by Academic Partner faculty members. Small Company Members will receive the following benefits in consideration for their support.  These benefits will extend to subsidiaries of Small Company Members who are at least 50% owned by the Small Company Members.

3.2.1	Information:
(i)
Attendance at semi-annual research review meetings/retreats to review recent, not yet published, research results.  Attendance at these meetings is limited to two (2) employees of each Small Company Member.

(ii)	Attendance at DARPA-organized semi-annual meetings of all the MEMS/NEMS S&T Centers. Number of employees per Small Company Member that can attend these meetings shall be determined by DARPA.
(iii)	Each Small Company Member will have electronic access to copies of all Consortium publications, including theses and papers appearing in peer reviewed literature, as they are submitted.
(iv)	First-hand interaction with access to the Consortium student / researcher pool, a potential source of technical collaborators as well as interns and future employees.

3.2.2	Research and Intellectual Property:
(i)
For all Small Company Members, the right to use, by Small Company Member for its internal research and evaluation, all reports, data, and information made available by the Consortium, so long as  Confidential Information is protected according to Article 5.

(ii)	For all Small Company Members, potential access to intellectual property developed by the Consortium as a result of the Core Projects and MEMS/NEMS S&T Research on terms as provided in Section 7.
(iii)	For Small Company Members, the opportunity to support Sponsored Research projects with the Academic Partner(s) after mutual agreement as discussed in Section 8.

3.3
Technology Members as a condition of membership in the Consortium will make In-Kind Contributions equivalent to $50,000 as determined by the EC for use by the Consortium. The Executive Committee may change the level of In-Kind Contributions from time to time with at least ninety (90) days notice to Technology Members.

Technology Members will receive the following benefits in consideration for their support.  These benefits will extend to subsidiaries of Technology Members who are at least 50% owned by the Technology Members.

3.3.1	Information:
(i)
Attendance at semi-annual research review meetings/retreats to review recent, not yet published, research results.  Attendance at these meetings is limited to two (2) employees of each Technology Member.

(ii)	Each Technology Member will have electronic access to copies of all Consortium publications, including theses and papers appearing in peer reviewed literature, as they are submitted.
(iii)	First-hand interaction with access to the Consortium student / researcher pool, a potential source of technical collaborators as well as interns and future employees.

3.3.2	Research and Intellectual Property:
(i)	For all Technology Members, potential access to intellectual property developed by the Consortium as a result of the Core Projects and MEMS/NEMS S&T Research on terms as provided in Section 7.

3.4
Government Laboratories as a condition of membership in the Consortium must support a Sponsored Research project or student in a dollar amount determined by the EC, and be approved by the IAB and MF3 Executive Committee. The Executive Committee may change the level of support from time to time with at least ninety (90) days notice to Government Laboratories.

Government Laboratories will receive the following benefits in consideration for their support.

3.4.1           Information:
(i)
Attendance at semi-annual research review meetings/retreats to review recent, not yet published, research results.  Attendance at these meetings is limited to two (2) employees of each Government Laboratory.

(ii)	Attendance at DARPA-organized semi-annual meetings of all the MEMS/NEMS S&T Centers. Number of employees per Government Laboratory that can attend these meetings shall be determined by DARPA.
(iii)	Each Government Laboratory will have electronic access to copies of all Consortium publications, including theses and papers appearing in peer reviewed literature, as they are submitted.
(iv)	First-hand interaction with access to the Consortium student / researcher pool, a potential source of technical collaborators as well as interns and future employees.

3.5.3             Research and Intellectual Property:
(i)	Government Laboratories will have no access to intellectual property developed by the Consortium as a result of the Core Projects and MEMS/NEMS S&T Research.

3.5	Non-profit Organizations as a condition of membership in the Consortium must be approved by the IAB and MF3 Executive Committee.

Non-profit Organizations will receive the following benefits in consideration for their support.

Information:
(i)
Attendance at semi-annual research review meetings/retreats to review recent, not yet published, research results.  Attendance at these meetings is limited to two (2) employees of each Non-profit Organizations.

(ii)	Attendance at DARPA-organized semi-annual meetings of all the MEMS/NEMS S&T Centers. Number of employees per Non-profit Organization that can attend these meetings shall be determined by DARPA.
(iii)	Each Non-profit Organization will have electronic access to copies of all Consortium publications, including theses and papers appearing in peer reviewed literature, as they are submitted.
(iv)	First-hand interaction with access to the Consortium student / researcher pool, a potential source of technical collaborators as well as interns and future employees.

3.5.2             Research and Intellectual Property:
(i)	Non-profit Organizations will have no access to intellectual property developed by the Consortium as a result of the Core Projects and MEMS/NEMS S&T Research.

Article 4 – New Membership and Termination

4.1	New Membership. From time to time, the EC shall consider the addition of new Academic Partners or Sponsors to the Consortium. In order to be considered for membership, the new Member must:
4.1.1	Subscribe to the objectives of the Consortium as set forth in this Agreement;
4.1.2	Be willing and able to utilize and comply with the existing Consortium processes for approving and conducting Consortium research projects.
New membership shall be subject to execution of this Agreement by the new Partner, and approval as set forth in 4.2 below.

4.2	Approval of Membership.
4.2.1	Corporate Member’s, Small Company Member’s membership shall be subject to approval by the EC.
4.2.2	Technology Members’s, Government Laboratory’s and Non-profit Organizations membership shall be subject to approval by the EC and IAB.

4.3	TERM OF MEMBERSHIP.

4.3.1
Corporate Member’s, Small Company Member’s term of membership shall be for one (1) year from the Effective Date of this Agreement. Corporate Members and Small Company Members membership will be automatically extended for an additional year, on an annual basis, for a period of no more than six (6) years from the end of the period specified above unless a Member notifies University in writing, at least sixty (60) days in advance of the anniversary date, that Member wishes to discontinue its membership.

A Corporate Member or Small Company Member may withdraw its partnership by giving the Consortium a written notice of withdrawal no less than ninety (90) days prior to the effective date of withdrawal.  In the event of such withdrawal by a Corporate Member or Small Company Member, the Corporate Member or Small Company Member shall not be required to make any further payment of Membership Dues beyond the effective date of withdrawal; however, no refunds of Membership Dues already received by the Consortium shall be provided to Corporate Member or Small Company Member. The Consortium may terminate the membership of a Corporate Member or Small Company Member for failure to pay, when due, any Membership Dues or other default of this agreement unless the Corporate Member or Small Company Member shall have made the required payment or corrected the default within thirty (30) days from the date of the notice of termination provided by the Consortium.

4.3.2
A Technology Member, Government Laboratory or Non-profit Organization’s term of membership shall be for one (1) year from the Effective Date of this Agreement, subject to annual renewal upon approval by the EC and IAB.

A Technology Member may withdraw its membership by giving the Consortium a written notice of withdrawal no less than ninety (90) days prior to the effective date of withdrawal.  In the event of such withdrawal by a Technology Member, the Consortium may continue to utilize the In-Kind Contribution until the effective date of the withdrawal.

Article 5 - Publications and Research Data

5.1	For purposes of this Agreement, (a) the term “Research Data” shall mean information created in the performance of Consortium-funded research projects.

5.2
Each Academic Partner will own Research Data or any other data that is developed on its premises by its employees or agents.  Research Data shall be made available to all Academic Partners and Sponsors, by presenting summary research results to report at the semi-annual Consortium meetings, or otherwise as deemed appropriate by EC and IAB.

5.3
If an Academic Partner presents Research Data to the Consortium and wishes the other Members to treat the Research Data as confidential (“Confidential Information”), the Research Data or other data must be labeled or identified in writing as "Confidential" or “Proprietary” at the time of its presentation to other Consortium partners.  The Consortium Members will treat such data as Confidential Information for a period of five (5) years after disclosure, unless mutually agreed.  The “Confidential” designation shall not apply to information that: (i) is or shall have been known to the Consortium Member before his receipt thereof; (ii) is disclosed to the Consortium Member by a third party; (iii) is or shall have become known to the public through no fault of the Consortium Member; (iv) was independently developed by the receiving party without benefit of Confidential Information, as demonstrated by written records, or (v) is disclosed as required by law.

5.4
Each Corporate Member and/or Small Company Member and/or Technology Member recognizes the results of research projects must be publishable and agrees that researchers engaged in Core Projects shall be permitted to present at symposia and international, national or regional professional meetings, and to publish in journals, theses, or dissertations, or otherwise of their own choosing, the methods and results of research projects, provided however, that Corporate Member and/or Small Company Member and/or Technology Member that are identified in the Scope of Research as being involved in a research project shall receive copies of any proposed publication or presentation regarding that  research project in advance of the submission to a journal, editor, or other third party.  If the publication is not distributed and/or presented in an environment requiring confidentiality, Corporate Member and/or Small Company Member and/or Technology Member will have at least 45 days advance notice of publication plans to evaluate any intended publication for the purpose of seeking IP protection. Corporate Member and/or Small Company Member and/or Technology Member shall have 30 days after receipt of said copies to notify the author(s), in writing, that the proposed publication or presentation contains patentable subject matter which needs protection.  In such case, the proposed publication or presentation shall be deferred a maximum of one (1) month from date of the objection to allow for appropriate patent protection.  Should Corporate Member and/or Small Company Member and/or Technology Member(s) desire to see patent(s) filed to cover invention(s) disclosed in a publication, Corporate Member and/or Small Company Member and/or Technology Member and Academic Partner shall discuss financial arrangements, which may include Corporate Member and/or Small Company Member and/or Technology Member reimbursing Academic Partner for legal expenses and the patent(s) shall be confidential in accordance with Section 5.3.

5.5
Academic Partners are required to present their research results in semi- annual meetings hosted by DARPA, as long as any Consortium Inventions have been disclosed to the Center Members and the Corporate Member and/or Small Company Member and/or Technology Member have had a chance to exercise their option on these Consortium Inventions. In cases where this was not the case, the presentation would be delayed to the following semi-annual meeting.

5.6
The Sponsor(s) shall not provide to the Academic Partner(s) any confidential information within the Consortium funded Core Projects.  Sponsored Research will have separate individual agreements governing such information and research.

Article 6 - Publicity

6.1
The Sponsors and Academic Partners will not use each other’s names, nor identify any members of their respective project staffs, in any publicity, advertising or news release without prior written approval of an authorized representative of the Sponsor or the Academic Partner.

Article 7 - Intellectual Property Arising from Core Projects

7.1
In the absence of licenses or other legal agreements, no Sponsor or Academic Partner shall have any claim or right to protected or proprietary intellectual property not developed or created by the Consortium during and pursuant to Core Projects.

7.2
Ownership of Consortium Inventions will be determined consistent with US Patent Law and the institutional policies of Inventor’s institutions.  Management of the proprietary rights to a particular Consortium Invention will be by the invention’s owner(s).  In the case of inventions made by two or more different Academic Partner employees, such inventions will be jointly owned and the Academic Partners agree to establish in good faith an Interinstitutional Agreement under which one of the Academic Partners will manage the invention on behalf of the joint owners.

7.3
To the extent it is legally able to do so, the owning Academic Partner(s) of any Consortium Invention shall first grant each Corporate Member an option to negotiate a royalty bearing non-exclusive license for the commercial use of the Consortium Invention if such Consortium Invention was made during the Participation Period for the Industry Sponsor.  Corporate Members shall be granted a non-exclusive royalty-free license to use such Consortium Inventions for internal research and educational purposes. A Corporate Member shall notify the Executive Committee in writing that it desires to exercise its right to license a particular Consortium Invention. This notice also shall be addressed and mailed by certified mail, return receipt requested, to the Academic Partner providing the invention disclosure within ninety (90) days of such disclosure. If, 90 (ninety) days after disclosure of the Consortium Invention, only one Corporate Member seeks a license, that Corporate Member may elect to obtain either a non-exclusive or an exclusive license to extent that the owner is legally able to grant such license and subject to its ability to maintain the tax-free bond status of any facility in which Core Projects activity is conducted.

7.4
In the event no Corporate Member exercises its option to a Consortium Invention or the Corporate Member(s) that exercise the option choose to negotiate a non-exclusive license, the owning Academic Partner(s) of any Consortium Invention shall grant each Small Company Member and Technology Member an option to negotiate a royalty bearing non-exclusive license for the commercial use of the Consortium Invention if such Consortium Invention was made during the Participation Period for the Small Company Member or Technology Member. A Small Company Member or Technology Member shall notify the Executive Committee in writing that it desires to exercise its right to license a particular Consortium Invention. This notice also shall be addressed and mailed by certified mail, return receipt requested, to the Academic Partner providing the invention disclosure within ninety (90) days of such disclosure.

7.5
Sponsors that elect to exercise their respective rights to negotiate a license for Consortium Inventions agree to designate all countries where patent protection is desired and pay for a pro rata share of the costs of such patent application(s) and necessary defense costs, provided that any Sponsor may elect not to share in patent litigation costs, thereby terminating its license.  The license will be negotiated in good faith using industry standards in the field within six (6) months from Sponsor's written notification to the Academic Partner(s) of its desire to enter into a license agreement.  If a license agreement cannot be negotiated within the six (6) month period then the right to such a license shall terminate, unless extended by mutual consent. The license agreement will include development obligations and also possibly defined fields of use consistent with the ability of the Sponsor to commercialize the Consortium Inventions.    Any Sponsor who obtains a license has the right to sublicense to its subsidiaries maintaining all terms and conditions contained in this Consortium Agreement.

7.6
All sponsors from all the DARPA MEMS/NEMS S&T Centers are invited to attend the semi-annual DARPA MEMS/NEMS S&T Centers research review meetings.  All sponsors of all the DARPA MEMS/NEMS S&T Centers will have a six (6) month  right to negotiate a license to inventions made by academic partners at DARPA MEMS/NEMS S&T Centers  with which they are not affiliated if any licensing rights are available.  Sponsors shall have 6 months from the date of the semi-annual meeting to exercise this right. The right to negotiate a license would only be offered for Consortium Inventions if (1) no Corporate Member, Small Company Member or Technology Member chose to take an option 90 days from notification of disclosure, or (2) those Sponsors that did exercise the option, chose not to negotiate a license within the six (6) month negotiation period, or (3) the Sponsor(s) that exercised their option and/or license consent to offer the secondary right.

Six months after the annual research review meeting Academic Partners may negotiate licenses with any company outside the DARPA MEMS/NEMS S&T Fundamentals Program, if no options were taken or if no options taken were exercised and exclusive license(s) concluded by any Consortium Industry Sponsor.

7.7	In the absence of licenses or other legal agreements, no Government Laboratory or Non-profit Organization shall have any claim or right to Consortium Inventions.

7.8
If development of a Consortium Invention was sponsored by DARPA or another federal agency, any license thereof is subject to overriding obligations to the United States (“U.S.”) Federal Government under 35 U.S.C. §§200-212 (Bayh-Dole) and applicable regulations (including a non-exclusive, non-transferable, irrevocable, paid up license to practice or have practiced the Consortium Invention for or on behalf of the U.S. Government throughout the world).

7.9
Academic Partners agree to promptly disclose the creation of all Consortium Inventions to UCI.  The employees of Academic Partners shall promptly file an invention disclosure with the relevant office of his or her Academic Partner institution, and that office will promptly disclose such Consortium Invention to UCI at the following address:

MF3 CONSORTIUM
Attn: Dr. Gisela Lin
Integrated Nanosystems Research Facility
The Henry Samueli School of Engineering
University of California
2220 Engineering Gateway
Irvine, CA 92697-2660

Such disclosure to UCI will be treated as confidential pursuant to section 5.3 governing confidential information.

Article 8 - Sponsored Research

8.1
It is the intent of Consortium that Sponsors can contract individually with Academic Partner(s) for Sponsored Research of particular interest to the Sponsor.  If the proposed Sponsored Research involves a Core Project Investigator and is in the Field, the scope and nature of the Sponsored Research will be disclosed to the Executive Committee, and the EC shall determine whether the Sponsored Research will be considered part of the Consortium research.  Subject to availability of DARPA matching funds, such Sponsored Research may receive an additional funding match from the DARPA funding to the Center. Such funding shall not change the designation of the research, which shall remain Sponsored Research.

8.2
For Sponsored Research, the Academic Partner(s) and Sponsor(s) will be bound by confidentiality clauses in the Sponsored Research Agreement which will also govern the disclosure and disposition of inventions made in the performance of the Sponsored Research.

8.3
This Consortium Agreement does not govern Sponsored Research, outside of the disclosure requirements of Section 8.1. Any Sponsored Research will be governed by a separate Sponsored Research Agreement..

Article 9 - Miscellaneous

9.1	The Agreement shall not be assigned or delegated, in whole or in part, by any Partner, nor shall any assignment or delegation be valid, without the prior written consent of the EC.

9.2	No modifications or amendments to this Agreement shall be valid unless contained in writing and signed by all parties to this Agreement.

9.3
This instrument contains the entire agreement between the parties and is not subject to any prior or other terms, conditions, statements, or representation except those expressly set forth or incorporated by reference herein or which may be contained in a separate confidential non-disclosure agreement between the parties.

9.4	This agreement shall be binding upon the parties hereto and their successors and assigns.

For Sponsor	For UCI/MF3 - Lead Academic Partner / DARPA Contractor

Signature on File	/s/ Kevin Kennan
Signature	Date	Signature	Date

Kevin Keenan
Name (please print)                                                                              Name (please print)
Associate Director, Intellectual Property Admin
Title	Title

University of California, Irvine
Company                                                                                              University

For Academic Partner

Signature on File
Signature	Date

Name

Title

University

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